EXHIBIT 10.1

AMENDMENT 2018-1
TO THE
SYSCO CORPORATION MANAGEMENT SAVINGS PLAN
Pursuant to the authority granted by Compensation Committee of the Board of Directors of Sysco Corporation (the “Compensation Committee”) under Section 10.1 of the Sysco Corporation Management Savings Plan (the “MSP”), the MSP is hereby amended as follows:

1.	Effective January 1, 2018, Section 4.2 of the MSP is revised in its entirety as follows:
4.2    Company Match. For each Plan Year commencing on or after January 1, 2013, the Company shall award to each Participant who is either (i) employed by the Company on the last day of the applicable Plan Year, or (ii) terminated employment with the Company during the applicable Plan Year by reason of death, Disability, or Retirement, a match (the “Company Match”) equal to the excess, if any of:

(i)	the product of (A) fifty percent (50%) of the Participant’s combined Deferral Percentage for the Plan Year, and (B) the Participant’s Eligible pay for the Plan Year, less

(ii)
the Participant’s 401(k) Match for the Plan Year, assuming for such purposes that the Participant (A) had been eligible to participate in the 401(k) Plan for the entirety of the applicable Plan Year, and (B) had received the maximum potential 401(k) Match that could have been made on behalf of the Participant to the 401(k) Plan if the Participant made the maximum allowable 401(k) Plan Deferrals.

IN WITNESS WHEREOF, this Amendment 2018-1 to the MSP has been executed as of this 16th day of November, 2017, effective as the date provided herein.

SYSCO CORPORATION
By: /s/ Paul Moskowitz
Paul Moskowitz, Executive Vice-President – Human Resources